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Exhibit 21  Subsidiaries of Registrant

     The following table lists the Registrant and its subsidiaries as of December 31, 1995, the jurisdiction in which each subsidiary was organized, and the percentage of voting securities of each subsidiary owned by the immediate parent:




                                                                           Percentage of
                                                      Jurisdiction       Voting Securities
                                                          Where          Owned by Immediate
              Name                                      Organized              Parent
              ----                                    ------------       ------------------
Mobile America Corporation                               Florida

     Mobile America Insurance
      Group, Inc.                                        Florida                       100%

         Fortune Insurance
          Company                                        Florida                       100%

     Fortune Life
      Insurance Company                                  Arizona                       100%

     Pegasus Insurance Company                           Oklahoma                      100%

     Fortune Financial Corporation                       Florida                       100%

All of the above subsidiaries are included in the Consolidated Financial Statements of the registrant and its subsidiaries. All unnamed subsidiaries and other affiliates, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.





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